SAFEWAY INC. ANNOUNCES
FIRST QUARTER 2014 RESULTS

Merger Still Expected to Close in Fourth Quarter
Shareholders to Receive Estimated $40 Per Share From Merger and Blackhawk Distribution

Contact: Christiane Pelz (925) 467-3832

Pleasanton, CA -April 23, 2014

Merger Agreement and Expected Distribution of PDC and Casa Ley
On March 6, 2014, Safeway and Albertsons announced a definitive merger agreement under which AB Acquisition LLC will acquire all of the outstanding shares of Safeway. Under the terms of the merger agreement, Safeway shareholders will receive cash of $32.50 per share plus a pro-rata distribution of the net proceeds from the expected sale of Property Development Centers, LLC ("PDC") and the monetization of Safeway's 49% equity interest in Casa Ley (together valued at an estimated $3.65 per share as of our March 6, 2014 merger announcement). Safeway does not plan to provide updates on the status of PDC or Casa Ley until there are material developments involving their disposition.

PDC and Casa Ley are included in continuing operations in the accompanying financial statements.

Distribution of Blackhawk Shares
On April 14, 2014, Safeway distributed the remaining 37.8 million shares of Blackhawk Class B common stock (Nasdaq: HAWKB) that it owned to its shareholders. Safeway shareholders received 0.164291 shares of Blackhawk Class B common stock for each share of Safeway stock owned for a value of approximately $4.00 per share of Safeway stock as of April 15, 2014. Assuming the completion of the merger agreement, the distribution of Blackhawk shares is expected to be taxable to Safeway and Safeway's shareholders.

Because Safeway did not distribute the Blackhawk shares until after the end of the first quarter of 2014, Blackhawk is included in continuing operations in the accompanying financial statements. Blackhawk will be reclassified as a discontinued operation beginning in the second quarter of 2014.

Earnings Results

Results From Continuing Operations
Loss from continuing operations, net of tax, was $83.1 million ($0.36 per diluted share) for the first quarter of 2014 and included a loss on foreign currency translation of $153.1 million ($93.4 million, net of tax, or $0.41 per diluted share) and merger-related expenses of $4.1 million ($2.5 million, net of tax, or $0.01 per diluted share).

In the first quarter of 2013, income from continuing operations, net of tax, was $59.7 million ($0.25 per diluted share) and included a $17.2 million ($0.07 per diluted share) reduction of income tax expense on corporate-owned life insurance ("COLI") policies and a $5.0 million ($0.02 per diluted share) reduction of tax expense due to the resolution of federal income tax matters.

Excluding the unusual items in both 2014 and 2013, income from continuing operations, net of tax, was $12.8 million ($0.06 per diluted share) in the first quarter of 2014 compared to $37.5 million ($0.16 per diluted share) in the first quarter of 2013.

"We are working diligently to close the merger with Albertsons by the fourth quarter," said Robert Edwards, President & CEO. "While sales met plan in the first quarter, income was slightly below plan, in part as a result of inflation in produce, meat and pharmacy that was not fully passed along for competitive reasons. In the second quarter of 2014, identical-stores sales are currently running well above 2%, and we expect to pass along most of the inflation we are experiencing. In addition, the direct and indirect cost initiatives we are implementing are expected to improve profitability in the second half of 2014."

"We continue to drive sales momentum through our center of store remodels, as well as merchandising premium, Hispanic and Asian products to meet local demographic needs," added Edwards.  "In addition, our sales of organic and natural products continue to grow at a rapid pace, with our private label brands O Organics and Open Nature growing approximately two times faster than the rest of the market."

Sales and Other Revenue
Sales and other revenue increased 1.0% to $8.3 billion in the first quarter of 2014 from $8.2 billion in the first quarter of 2013, primarily due to an identical-store sales (excluding fuel) increase of 1.8%, partly offset by lower fuel sales in 2014.

The identical-store sales (excluding fuel) increase of 1.8% consists of a 1.0% increase in price per item and a 0.8% increase in volume. Safeway's share of sales in All Outlet Channels increased slightly, and sales to our most loyal households improved during the quarter.

Gross Profit
Gross profit declined 34 basis points to 26.15% of sales in the first quarter of 2014 compared to 26.49% of sales in the first quarter of 2013. Excluding the 30 basis-point impact from fuel sales, gross profit declined 64 basis points due primarily to strong cost inflation in produce, meat and pharmacy that were not fully passed on to consumers.

Operating and Administrative Expense
Operating and administrative expense increased 40 basis points to 25.49% of sales in the first quarter of 2014 from 25.09% of sales in the first quarter of 2013. Excluding the 27 basis-point impact of fuel sales, operating and administrative expense increased 13 basis points, primarily due to increased store occupancy and merger-related expenses, partly offset by lower depreciation and property impairment.

Operating Profit
Operating profit margin declined 74 basis points to 0.66% in the first quarter of 2014 from 1.40% in the first quarter of 2013. Excluding fuel, operating profit declined 77 basis points.

Interest Expense
Interest expense declined to $51.2 million in the first quarter of 2014 from $64.2 million in the first quarter of 2013 because of a $1.6 billion decline in average borrowings, partly offset by a 46 basis-point increase in the average interest rate.

Loss on Foreign Currency Translation
At the end of the first quarter of 2014, Safeway had $2,985.4 million of cash and equivalents denominated in Canadian dollars which came from the sale of substantially all of the net assets of Canada Safeway Limited in the fourth quarter of 2013. The loss from translating Canadian dollars to U.S. dollars for financial reporting purposes was $153.1 million ($0.41 per diluted share) in the first quarter of 2014, of which approximately $17 million was realized. Safeway intends to convert substantially all of its Canadian cash and equivalents into U.S. dollars in the second quarter of 2014. The Canadian exchange rate has improved from 0.8935 at the end of the first quarter to 0.9069 as of April 22, 2014.

Other Income, net
Other income increased to $13.8 million in the first quarter of 2014 from $6.3 million in the first quarter of 2013 primarily due to a $7.7 million increase in interest income.

Income Taxes
Income taxes on continuing operations was a benefit of 38.8% of pre-tax loss in the first quarter of 2014 compared to a tax benefit of 5.5% on pre-tax income in the first quarter of 2013. The income tax benefit in the first quarter of 2013 included a $17.2 million reduction of tax expense on COLI policies and a $5.0 million reduction of tax expense due to the resolution of federal income tax matters.

Discontinued Operations
Income from discontinued operations, net of tax, was $5.6 million ($0.02 per diluted share) in the first quarter of 2014, which consisted of gains on the disposal of operations of $37.0 million, losses from Dominick's operations of $28.0 million and taxes of $3.4 million. Income from discontinued operations in the first quarter of 2013 was $59.1 million ($0.24 per diluted share) which consisted of income from Canadian operations of $76.2 million, loss from Dominick's operations of $11.3 million and taxes of $5.8 million.

Cash Flow
Net cash flow used by operating activities was $795.2 million in the first 12 weeks of 2014 compared to $583.5 million in the first 12 weeks of 2013. This change was largely due to the loss on foreign currency translation and higher tax payments in 2014.

Net cash flow used by investing activities increased to $200.4 million in the first 12 weeks of 2014 from $56.6 million in the first 12 weeks of 2013 primarily due to proceeds from COLI policies in the first quarter of 2013, an increase in restricted cash in 2014 and increased capital expenditures in 2014.

Net cash flow provided by financing activities was $190.4 million in the first 12 weeks of 2014 compared to $571.9 million in the first 12 weeks of 2013. This change was due primarily to lower additions to debt in 2014.

Free cash flow was an outflow of $431.3 million in the first 12 weeks of 2014 compared to an outflow of $39.8 million in the first 12 weeks of 2013.

Capital Expenditures
Safeway invested $154.3 million in capital expenditures in the first quarter of 2014 compared to $129.9 million in the first quarter of 2013.

Stock Repurchases
Under the terms of the merger agreement, Safeway cannot repurchase any stock under its stock repurchase program, and Safeway did not repurchase any shares of its common stock during the first 12 weeks of 2014.

Guidance
As a result of the merger agreement and the distribution of Blackhawk shares, Safeway is no longer providing guidance or holding conference calls in conjunction with our earnings releases.

About Safeway
Safeway Inc., which operates Safeway, Vons, Pavilions, Randalls, Tom Thumb, and Carrs stores, is a Fortune 100 company and one of the largest food and drug retailers in the United States. The company's common stock is traded on the New York Stock Exchange under the symbol SWY. For more information, please visit www.Safeway.com.

-o0o-

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, sales growth, initiatives to drive sales, passing on inflation to consumers, direct and indirect cost initiatives, the timing of converting Canadian currency to U.S. dollars, the tax treatment of the distribution of Blackhawk shares and the accounting treatment of Blackhawk. Forward-looking statements are indicated by words or phrases such as “guidance,” “believes,” “expects,” “anticipates,” “estimates,” “plans,” “continuing,” “ongoing,” and similar words or phrases and the negative of such words and phrases. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward-looking statements. Such risks and uncertainties include the following: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the possibility that various closing conditions for the merger (including the shareholder approval) may not be satisfied or waived; the possibility of a failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory or other approvals; the failure to obtain sufficient funds to close the merger; the failure of the merger to close for any other reason; the amount of fees and expenses related to the merger; the diversion of the Board’s attention from ongoing business concerns; the effect of the announcement of the merger on our business relationships, operating results and business generally, including our ability to retain key employees; the merger agreement’s contractual restrictions on the conduct of our business prior to the closing of the merger; the possible adverse effect on our business and the price of our common stock if the merger is not completed in a timely matter or at all; the outcome of, or delays caused by, any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against us and others relating to the merger; general business and economic conditions in our operating regions, including the rate of inflation or deflation, consumer spending levels, currency valuations, population, employment and job growth and/or losses in our markets; sales volume levels and price per item trends; pricing pressures and competitive factors, which could include pricing strategies, store openings, remodels or acquisitions by our competitors; results of our programs to control or reduce costs, improve buying practices and control shrink; results of our programs to increase sales; results of our continuing efforts to expand corporate brands; results of our programs to improve our perishables and center of store departments; the impact of generic drugs on pharmacy sales and identical-store sales; results of our promotional programs; results of our capital program; results of our efforts to improve working capital; results of any ongoing litigation in which we are involved or any litigation in which we may become involved; the resolution of uncertain tax positions; the ability to achieve satisfactory operating results in all geographic areas where we operate; changes in the financial performance of our equity investments; labor costs, including benefit plan costs and severance payments, or labor disputes that may arise from time to time and work stoppages that could occur in areas where certain collective bargaining agreements have expired or are on indefinite extensions or are scheduled to expire in the near future; potential costs and risks associated with actual or potential cyber attacks; data security or other information technology issues that may arise; failure to fully realize or delay in realizing growth prospects for existing or new business ventures; legislative, regulatory, tax, accounting or judicial developments; the cost and stability of fuel, energy and other power sources; the impact of the cost of fuel on gross margin and identical-store sales; discount rates used in actuarial calculations for pension obligations and self-insurance reserves; the rate of return on our pension assets; the availability and terms of financing, including interest rates; adverse developments with regard to food and drug safety and quality issues or concerns that may arise; loss of a key member of senior management; unanticipated events or changes in real estate matters, including acquisitions, dispositions and impairments; adverse weather conditions and effects from natural disasters; performance in new business ventures or other opportunities that we pursue; and the capital investment in and financial results from our retail stores.

In addition, there is no assurance that any payments will be made with respect to the sales of Safeway’s interest in Casa Ley and/or PDC, including with respect to the related contingent value rights (the “CVRs”) after the closing of the merger. The right to receive any future payments with respect to the sales of the Casa Ley interest and/or PDC, including with respect to the CVRs after the closing of the merger, will be contingent on a number of factors, including Safeway’s ability to sell all or a portion of the Casa Ley interest and/or PDC, and the amount of net proceeds realized. There can be no assurance as to the value of the Casa Ley interest and/or PDC or that Safeway shareholders will receive net proceeds in the amount of the value estimated in the joint press release previously issued by Safeway, or any other amount.
We undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaim any obligation to do so. Please refer to our reports and filings with the SEC, including our most recent Annual Report on Form 10-K, subsequent Quarterly Report on Form 10-Q, and Current Reports on Form 8-K, for a further discussion of these risks and uncertainties.

Additional Information About the Merger and Where to Find it
This press release does not constitute a solicitation of any vote or approval in respect of the proposed merger transaction involving Safeway and Albertsons. In connection with the merger, Safeway filed a preliminary proxy statement with the SEC on April 17, 2014 and intends to file with the SEC and furnish to its shareholders a definitive proxy statement and other relevant documents. Shareholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about Safeway, Albertsons and the proposed transaction. The proxy statement and other relevant materials (when they become available), and any other documents we file with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov, at Safeway’s website at www.Safeway.com or by sending a written request to Safeway at 5918 Stoneridge Mall Road, Pleasanton, California 94588, Attention: Investor Relations.
Participants in the Solicitation
Safeway and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from the shareholders of Safeway in favor of the merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Safeway’s shareholders in connection with the proposed transaction will be set forth in the proxy statement. You can find more information about Safeway’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 28, 2013 and in its definitive proxy statement filed with the SEC on Schedule 14A on April 1, 2013.

SAFEWAY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per-share amounts)
(Unaudited)

	12 Weeks Ended
	March 22, 2014	March 23, 2013

Sales and other revenue	$8,260.9	$8,176.9
Cost of goods sold	(6,100.7)	(6,010.6)
Gross profit	2,160.2	2,166.3
Operating and administrative expense	(2,105.5)	(2,051.8)
Operating profit	54.7	114.5
Interest expense	(51.2)	(64.2)
Loss on foreign currency translation	(153.1)	—
Other income, net	13.8	6.3
(Loss) income before income taxes	(135.8)	56.6
Income taxes	52.7	3.1
(Loss) income from continuing operations, net of tax	(83.1)	59.7
Income from discontinued operations, net of tax	5.6	59.1
Net (loss) income before allocation to noncontrolling interests	(77.5)	118.8
Noncontrolling interests	1.0	0.1
Net (loss) income attributable to Safeway Inc.	$(76.5)	$118.9

Basic (loss) earnings per common share:
Continuing operations	$(0.36)	$0.25
Discontinued operations	0.02	0.25
Total	$(0.34)	$0.50
Diluted (loss) earnings per common share:
Continuing operations	$(0.36)	$0.25
Discontinued operations	0.02	0.24
Total	$(0.34)	$0.49
Weighted average shares outstanding:
Basic	228.1	237.4
Diluted	228.1	238.6

SAFEWAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except per-share amounts)
(Unaudited)

	March 22, 2014	Year-end 2013
ASSETS
Current assets:
Cash and equivalents	$2,691.4	$4,647.3
Receivables	605.5	1,211.4
Merchandise inventories	2,324.2	2,089.6
Prepaid expenses and other current assets	557.3	371.5
Assets held for sale	107.7	143.9
Total current assets	6,286.1	8,463.7
Total property, net	7,484.0	7,537.5
Goodwill	464.6	464.5
Investment in unconsolidated affiliate	200.5	196.1
Other assets	575.9	557.7
Total assets	$15,011.1	$17,219.5

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of notes and debentures	$652.8	$252.9
Current obligations under capital leases	60.5	49.3
Accounts payable	2,299.8	3,376.4
Accrued salaries and wages	345.2	419.4
Income taxes payable	—	1,135.2
Other accrued liabilities	539.2	623.2
Total current liabilities	3,897.5	5,856.4
Long-term debt:
Notes and debentures	3,353.1	3,515.3
Obligations under capital leases	384.4	375.5
Total long-term debt	3,737.5	3,890.8
Pension and post-retirement benefit obligations	451.8	451.4
Accrued claims and other liabilities	1,138.8	1,145.8
Total liabilities	9,225.6	11,344.4

Stockholders' equity:
Common stock: par value $0.01 per share; 1,500 shares authorized; 244.7 and 244.2 shares issued	2.4	2.4
Additional paid-in capital	2,013.7	1,981.9
Treasury stock at cost: 14.4 and 14.1 shares	(489.4)	(480.6)
Accumulated other comprehensive loss	(261.3)	(271.1)
Retained earnings	4,464.2	4,586.9
Total Safeway Inc. equity	5,729.6	5,819.5
Noncontrolling interests	55.9	55.6
Total equity	5,785.5	5,875.1
Total liabilities and stockholders' equity	$15,011.1	$17,219.5

SAFEWAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions, unaudited)

	12 Weeks Ended
	March 22, 2014	March 23, 2013
OPERATING ACTIVITIES:
Net (loss) income before allocation to noncontrolling interest	$(77.5)	$118.8
Income from discontinued operations, net of tax	(5.6)	(59.1)
(Loss) income from continuing operations, net of tax	(83.1)	59.7
Reconciliation to net cash flow (used) provided by operating activities:
Depreciation and amortization expense	209.9	215.9
Property impairment charges	7.5	11.6
Share-based employee compensation	12.6	13.2
Equity in earnings of unconsolidated affiliate	(4.5)	(4.4)
Net pension and post-retirement benefits expense	17.6	26.5
Contributions to pension and post-retirement benefit plans	(5.1)	(23.3)
Loss on property dispositions and lease exit costs, net	0.3	0.8
Increase in accrued claims and other liabilities	2.9	2.4
Deferred income taxes	—	(17.2)
Other	11.7	9.8
Changes in working capital items:
Receivables	38.2	28.1
Inventories at FIFO cost	(247.0)	(305.2)
Prepaid expenses and other current assets	(4.0)	(19.9)
Income taxes	(163.3)	(59.2)
Payables and accruals	(24.6)	78.0
Payables related to third-party gift cards, net of receivables	(564.3)	(600.3)
Net cash flow used by operating activities - continuing operations	(795.2)	(583.5)
Net cash flow (used) provided by operating activities - discontinued operations	(1,191.4)	28.2
Net cash flow used by operating activities	(1,986.6)	(555.3)

INVESTING ACTIVITIES:
Cash paid for property additions	(154.3)	(129.9)
Proceeds from sale of property	2.6	8.0
Proceeds from company-owned life insurance policies	—	68.7
Cash restricted by merger agreement for payment of mortgage	(40.0)	—
Other	(8.7)	(3.4)
Net cash used by investing activities - continuing operations	(200.4)	(56.6)
Net cash provided (used) by investing activities - discontinued operations	73.2	(15.0)
Net cash used by investing activities	(127.2)	(71.6)

SAFEWAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions, unaudited)

	12 Weeks Ended
	March 22, 2014	March 23, 2013
FINANCING ACTIVITIES:
Additions to long-term borrowings	238.4	614.9
Payments on long-term borrowings	(14.3)	(7.8)
Dividends paid	(46.0)	(41.9)
Net proceeds from exercise of stock options	15.8	14.5
Other	(3.5)	(7.8)
Net cash flow provided by financing activities - continuing operations	190.4	571.9
Net cash flow used by financing activities - discontinued operations	—	(0.8)
Net cash flow provided by financing activities	190.4	571.1

Effect of changes in exchange rates on cash	(32.5)	(1.5)
Decrease in cash and equivalents	(1,955.9)	(57.3)

CASH AND EQUIVALENTS:
Beginning of year	4,647.3	352.2
End of quarter	$2,691.4	$294.9

SAFEWAY INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)

TABLE 1: CAPITAL EXPENDITURES AND OTHER STATISTICAL DATA	Continuing Operations
	12 Weeks Ended
	March 22, 2014	March 23, 2013

Cash paid for capital expenditures	$154.3	$129.9
Stores opened	—	—
Stores closed	3	3
Stores at end of period	1,332	1,343
Square footage (in millions)	63.3	63.6
Fuel sales	$876.9	$959.0
Number of fuel stations at end of period	351	343

TABLE 2: IDENTICAL-STORE SALES *
	March 22, 2014	March 23, 2013
Including fuel sales	0.5%	0.9%
Excluding fuel sales	1.8%	1.9%

* Identical-store sales (ID Sales) are defined as stores operating in the same period in both the current year and the prior year, comparing sales on a daily basis. Stores that are open during remodeling are included in ID Sales. Internet sales are included in ID Sales if the store fulfilling the orders is included in the ID Sales calculation. Replacement stores and discontinued operations are excluded.

SAFEWAY INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)

TABLE 3: RECONCILIATION OF CASH FLOW FROM OPERATING ACTIVITIES TO FREE CASH FLOW
	Continuing Operations
	12 Weeks Ended
	March 22, 2014	March 23, 2013
Net cash flow used by operating activities, as reported	$(795.2)	$(583.5)
Decrease in payables related to third-party gift cards, net of receivables	564.3	600.3
Net cash flow (used) provided by operating activities, as adjusted	(230.9)	16.8
Net cash flow used by investing activities, as reported	(200.4)	(56.6)
Free cash flow	$(431.3)	$(39.8)

TABLE 4: RECONCILIATION OF INCOME (LOSS) FROM CONTINUING OPERATIONS, NET OF TAX, TO ADJUSTED EBITDA
	Continuing Operations
	Rolling Four Quarters		12 Weeks Ended	12 Weeks Ended
	March 22, 2014	Fiscal Year 2013	March 22, 2014	March 23, 2013
Income (loss) from continuing operations, net of tax	$103.5	$246.3	$(83.1)	$59.7
Add (subtract):
Noncontrolling interests	(13.8)	(14.7)	1.0	0.1
Income taxes	40.1	89.7	(52.7)	(3.1)
Interest expense	260.0	273.0	51.2	64.2
Depreciation expense	937.9	943.9	209.9	215.9
LIFO expense	(14.3)	(14.3)	—	—
Share-based employee compensation	58.5	59.1	12.6	13.2
Property impairment charges	31.5	35.6	7.5	11.6
Equity in earnings of unconsolidated affiliate	(17.7)	(17.6)	(4.5)	(4.4)
Dividend from unconsolidated affiliate	5.6	3.8	5.6	3.8
Impairment of notes receivable	30.0	30.0	—	—
Adjusted EBITDA	$1,421.3	$1,634.8	$147.5	$361.0
Loss from foreign currency translation	210.5	57.4	153.1	—
Merger-related expenses	4.1	—	4.1	—
Gain on reduction of contingent consideration from Cardpool acquisition (net of noncontrolling interest of $3.8)	(9.7)	(9.7)	—	—
Charges for legal reserves	17.0	17.0	—	—
Blackhawk distribution expense triggered by IPO	5.7	5.7	—	—
Gain on sale of equity investments	(8.5)	(8.5)	—	—
Pro forma adjusted EBITDA	$1,640.4	$1,696.7	$304.7	$361.0

SAFEWAY INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars in millions, except per-share amounts)
(Unaudited)

TABLE 5: RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS, AS REPORTED, TO INCOME FROM CONTINUING OPERATIONS ADJUSTED FOR UNUSUAL ITEMS

	12 Weeks Ended March 22, 2014		12 Weeks Ended March 23, 2013
	Dollars	Diluted EPS	Dollars	Diluted EPS
(Loss) income from continuing operations, net of tax, as reported	$(83.1)	$(0.36)	$59.7	$0.25
Loss on foreign currency translation, net of estimated tax benefit	93.4	0.41	—	—
Merger-related expenses, net of estimated tax benefit	2.5	0.01	—	—
Deferred taxes reversed on COLI policies	—	—	(17.2)	(0.07)
Reduction of tax expense due to resolution of federal income tax matters	—	—	(5.0)	(0.02)
Income from continuing operations, net of tax, as adjusted	$12.8	$0.06	$37.5	$0.16

SAFEWAY INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)

TABLE 6: INCOME FROM DISCONTINUED OPERATIONS

	12 Weeks Ended
	March 22, 2014	March 23, 2013
Sales and other revenue:
Canada Safeway Limited	$—	$1,493.2
Dominick's	7.3	329.9
Total	$7.3	$1,823.1
Income (loss) from discontinued operations before tax:
Canada Safeway Limited	$—	$76.2
Dominick's	(28.0)	(11.3)
Total	(28.0)	64.9
Gain (loss) on disposal of operations before tax:
Canada Safeway Limited	(5.1)	—
Dominick's	42.1	—
Total	37.0	—
Tax on discontinued operations	(3.4)	(5.8)
Income from discontinued operations, net of tax	$5.6	$59.1

TABLE 7: ASSETS AND LIABILITIES HELD FOR SALE

	March 22, 2014	December 28, 2013
Assets held for sale:
Dominick's properties held for sale	$97.6	$136.7
Other United States real estate held for sale	10.1	7.2
Total assets held for sale	$107.7	$143.9
Dominick's liabilities held for sale
Deferred gain on property dispositions	$15.6	$9.0
Obligations under capital leases	—	5.2
Deferred rent	0.2	2.6
Other liabilities	0.2	1.4
Total liabilities held for sale	$16.0	$18.2

SAFEWAY INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(In millions, except per-share amounts)
(Unaudited)

TABLE 8 - PRO FORMA STATEMENTS OF OPERATIONS EXCLUDING BLACKHAWK
	12 Weeks Ended
	March 22, 2014	Present Blackhawk as Discontinued Operations	March 22, 2014
	As Reported		Adjusted

Sales and other revenue	$8,260.9	$231.4	$8,029.5
Cost of goods sold	(6,100.7)	(180.5)	(5,920.2)
Gross profit	2,160.2	50.9	2,109.3
Operating and administrative expense	(2,105.5)	(56.8)	(2,048.7)
Operating profit	54.7	(5.9)	60.6
Interest expense	(51.2)	—	(51.2)
Loss on foreign currency translation	(153.1)	—	(153.1)
Other income, net	13.8	0.1	13.7
Loss before income taxes	(135.8)	(5.8)	(130.0)
Income taxes	52.7	2.5	50.2
Loss from continuing operations, net of tax	(83.1)	(3.3)	(79.8)
Income from discontinued operations, net of tax	5.6	3.3	2.3
Net loss before allocation to noncontrolling interests	$(77.5)	—	$(77.5)

Diluted (loss) earnings per common share:
Continuing operations	$(0.36)		$(0.35)
Discontinued operations	0.02		0.01
Total	$(0.34)		$(0.34)

SAFEWAY INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(In millions, except per-share amounts)
(Unaudited)

TABLE 8 - PRO FORMA STATEMENTS OF OPERATIONS EXCLUDING BLACKHAWK (continued)
	12 Weeks Ended
	March 23, 2013	Present Blackhawk as Discontinued Operations	March 23, 2013
	As Reported		Adjusted

Sales and other revenue	$8,176.9	$183.5	$7,993.4
Cost of goods sold	(6,010.6)	(142.6)	(5,868.0)
Gross profit	2,166.3	40.9	2,125.4
Operating and administrative expense	(2,051.8)	(40.6)	(2,011.2)
Operating profit	114.5	0.3	114.2
Interest expense	(64.2)	—	(64.2)
Other income, net	6.3	0.3	6.0
Income before income taxes	56.6	0.6	56.0
Income taxes	3.1	(0.2)	3.3
Income from continuing operations, net of tax	59.7	0.4	59.3
Income from discontinued operations, net of tax	59.1	(0.4)	59.5
Net income before allocation to noncontrolling interests	$118.8	—	$118.8

Diluted earnings per common share:
Continuing operations	$0.25		$0.25
Discontinued operations	0.24		0.24
Total	$0.49		$0.49